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                                                                Exhibit 99.1

[GARDNER DENVER logo]



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                                PRESS RELEASE

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FOR IMMEDIATE RELEASE
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June 1, 2005                            Contact: Helen W. Cornell
                                                 Vice President, Finance and CFO
                                                 (217) 228-8209



       GARDNER DENVER, INC. ANNOUNCES ACQUISITION OF BOTTARINI S.P.A.:
   ACQUISITION ENHANCES THE COMPANY'S ABILITY TO SERVE THE EUROPEAN MARKET



QUINCY, IL, (June 1, 2005) - Gardner Denver, Inc. (NYSE: GDI) announced today that it has acquired all of the outstanding shares of Bottarini S.p.A., a leading packager of industrial air compressors located near Milan, Italy, for a purchase price of approximately (euro)8.1 million, less
(euro)0.9 million in assumed debt.


Ross Centanni, Chairman, President and Chief Executive Officer of Gardner Denver said, "We are pleased to add the Bottarini brand to our growing product portfolio. This company has built a strong presence in Italy since its founding in 1952 and will provide us with expanded capacity and a low-cost compressor assembly operation to better serve the European market."


Cautionary Statement Regarding Forward-Looking Statements
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All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.


The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to effectively integrate Bottarini S.p.A. and (2) the list of other uncertainties and factors set forth in the Company's Quarterly Report on Form 10-Q for the three month period ended March 31, 2005, filed on May 10, 2005. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.



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Gardner Denver, with 2004 revenues of $740 million ($896 million on a pro forma basis including the acquisition of Nash Elmo, which was completed in September 2004), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).



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